Exhibit 99.1
Employee Stock Option Exchange Opens May 22nd - June 19th Email notification with password and access to Option Exchange Website Visit the NetApp intranet for overview information & FAQs: http://finance-web-devel.corp.netapp.com/stock/stock-option- exchange_09.shtml Send questions to: xdl-optexch-questions
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